FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-05

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: May 11 2016 08:52:39

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C34 - PUBLIC NEW ISSUE **IO PRICE GUIDANCE** $575.004 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER AND SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: ACADEMY SECURITIES, INC., DEUTSCHE BANK SECURITIES INC. AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	~PROCEEDS($MM)	PX GUIDANCE
X-A	AAA(sf)/AAAsf/NR	527.090	76.000	T+265
X-B	AAA(sf)/AA-sf/NR	36.018	2.800	**Not Available**

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-sf/NR	41.289	8.750%	9.89	60.1%	11.1%
A-3FL	AAA(sf)/AAAsf/Aaa(sf)	25.000	30.000%	9.64	46.1%	14.5%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$702,787,500
NUMBER OF LOANS:	68
NUMBER OF PROPERTIES:	92
WA CUT-OFF LTV:	65.9%
WA BALLOON LTV:	57.7%
WA U/W NCF DSCR:	1.48x
WA U/W NOI DEBT YIELD:	10.1%
WA MORTGAGE RATE:	5.052%
TOP TEN LOANS %:	50.2%
WA REM TERM TO MATURITY (MOS):	111
WA REM AMORTIZATION TERM (MOS):	352
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(33.6%), NATIXIS(29.3%), RMF(18.2%), SPREF(14.7%), BASIS(4.2%)

TOP 3 PROPERTY TYPES:	RETAIL (38.0%), HOSPITALITY (16.1%), OFFICE (14.0%)

TOP 5 STATES:	CA(17.4%), PA(11.7%), TX(8.9%), MD(8.4%), NJ(7.8%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE CMBS B-PIECE HOLDCO I, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TUES 5/3 AND WED 5/4
ANTICIPATED PRICING:	WED/THURS
ANTICIPATED SETTLEMENT:	MAY 24, 2016

ROADSHOW
MINNEAPOLIS, BREAKFAST:	TUES, 5/3 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, BREAKFAST:	TUES, 5/3 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	TUES, 5/3 @ 12:00PM ET, THE LANGHAM
NEW YORK 1x1's:	WED, 5/4
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: 2016WFCMC34

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=2ffEEC

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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